Exhibit 99.1
ChargePoint Reports Second Quarter Fiscal Year 2025 Financial Results

•Second quarter fiscal 2025 revenue of $109 million
•Second quarter fiscal 2025 GAAP gross margin of 24% and non-GAAP gross margin of 26%
•Second quarter fiscal 2025 subscription revenue of $36 million representing 21% year over year growth
•Second quarter fiscal 2025 GAAP operating expense of $88 million and non-GAAP operating expense of $66 million, representing 29% and 25% year over year improvement
•ChargePoint announces an estimated $41 million reduction in annualized GAAP operating expenses and $38 million reduction in annualized non-GAAP operating expenses
•ChargePoint guides to third quarter fiscal 2025 revenue of $85 to $95 million
Campbell, Calif. – September 4, 2024 – ChargePoint Holdings, Inc. (NYSE:CHPT) (“ChargePoint”), a leading provider of networked solutions for charging electric vehicles (EVs), today reported results for its second quarter of fiscal year 2025 ended July 31, 2024.
“ChargePoint continued to execute against its strategy and deliver results in line with our stated goals. Our second quarter revenue was within our stated guidance range and gross margin improved sequentially for the third consecutive quarter. Today, we have implemented an action plan to create efficiencies while reducing operating expenses,” said Rick Wilmer, CEO of ChargePoint. “Our focus on delivering new software and hardware solutions that make it easier to go electric remains unchanged."

Second Quarter Fiscal 2025 Financial Overview
•Revenue. Second quarter revenue was $108.5 million, down 28% from $150.5 million in the prior year’s same quarter. Networked charging systems revenue for the second quarter was $64.1 million, down 44% from $114.6 million in the prior year’s same quarter. Subscription revenue was $36.2 million, up 21% from $30.0 million in the prior year’s same quarter.
•Gross Margin. Second quarter GAAP gross margin was 24% as compared to 1% in the prior year's same quarter, and non-GAAP gross margin was 26% as compared to 3% in the prior year's same quarter, in both cases primarily due to $28.0 million inventory impairment charge taken in the prior year to address legacy supply-chain related costs and supply overruns on a particular DC product.
•Operating Expenses. Second quarter GAAP operating expenses were $88.3 million, down 29% from $124.5 million in the prior year's same quarter. Non-GAAP operating expenses were $66.4 million, down 25% from $88.9 million in the prior year's same quarter.
•Net Income/Loss. Second quarter GAAP net loss was $68.9 million, down 45% from $125.3 million in the prior year's same quarter. Non-GAAP pre-tax net loss was $43.0 million, down 50% from $86.1 million in the prior year's same quarter, both reflecting the $28.0 million inventory impairment charge taken in the prior year. Non-GAAP Adjusted EBITDA Loss was $34.1 million, down 58% from $81.2 million in the prior year's same quarter.
•Liquidity. As of July 31, 2024, cash and cash equivalents on the balance sheet was $243.7 million. ChargePoint's $150 million revolving credit facility remains undrawn and ChargePoint has no debt maturities until 2028.
•Shares Outstanding. As of July 31, 2024, the Company had approximately 431 million shares of common stock outstanding.
For reconciliation of GAAP and non-GAAP results, please see the tables below.

Business Highlights
•ChargePoint and LG Electronics formed a strategic relationship leveraging each company’s technology and expertise for future innovations in EV charging. This may include commercial charging solutions, with areas under collaboration including LG's smart home solutions, home energy storage, and charging with out-of-home advertising.
•ChargePoint launched Omni Port which aims to solve EV connector confusion by enabling drivers of all makes of EVs to charge in any parking space, regardless of connector type.
•ChargePoint extended its commitment to delivering world-class driver experiences with the introduction of a new AI-powered driver support tool to rapidly accelerate the diagnosis and repair of charging stations in the field.
Reorganization
Today, ChargePoint announced the reorganization of its operations including a reduction of ChargePoint's current global workforce by approximately 15% (the “Reorganization”). The Reorganization is expected to result in estimated annualized GAAP and non-GAAP operating expense savings of approximately $41 million and $38 million, respectively, while creating efficiencies by streamlining functions across the Company. The Company estimates the aggregate restructuring costs associated with the Reorganization to be approximately $10 million, primarily consisting of severance payments, employee benefits and related costs. The Company expects to incur these costs primarily during the third and fourth fiscal quarters.
Third Quarter and Fourth Quarter of Fiscal 2025 Guidance
For the third fiscal quarter ending October 31, 2024, ChargePoint expects revenue of $85 million to $95  million.
The Company is concentrating on returning to growth and streamlining operations to continue on its path to positive non-GAAP Adjusted EBITDA, which is now targeted during fiscal year 2026.
ChargePoint is not able to present a reconciliation of its forward-looking non-GAAP Adjusted EBITDA goal to the corresponding GAAP measure because certain potential future adjustments, which may be significant and may include, among other items, stock-based compensation expense, are uncertain or out of its control, or cannot be reasonably predicted without unreasonable effort. The actual amounts of such reconciling items could have a significant impact on ChargePoint's GAAP Net Loss.
Conference Call Information
ChargePoint will host a webcast today at 1:30 p.m. Pacific / 4:30 p.m. Eastern to review its second quarter fiscal 2025 financial results.
Investors may access the webcast, supplemental financial information and investor presentation at ChargePoint’s investor relations website (investors.chargepoint.com) under the “Events and Presentations” section. A replay will be available after the conclusion of the webcast and archived for one year.
About ChargePoint
ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions. The ChargePoint cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds of thousands of places to charge in North America and Europe. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions including statements regarding the potential operating expenses savings and costs associated with our Reorganization, our projected revenue for the third quarter of fiscal year 2025 and our goal to achieve positive non-GAAP Adjusted EBITDA. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: macroeconomic trends including changes in or sustained inflation, interest rate volatility, or other events beyond our control on the overall economy which may reduce demand for our products and services, geopolitical events and conflicts, adverse impacts to our business and those of our customers and suppliers, including due to supply chain disruptions, component shortages, and associated logistics expense increases; our limited operating history as a public company; our ability as an organization to successfully acquire, integrate or partner with other companies, products or technologies in a successful manner; our dependence on widespread acceptance and adoption of EVs, including auto manufacture's plans and strategies to transition to predominately manufacture EV and any corresponding increased demand for installation of charging stations; our current dependence on sales of charging stations for most of our revenues; overall demand for EV charging and the potential for reduced demand for EVs if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of EVs or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; our ability, and our reliance on our customers, to successfully implement, construct and manage National Electric Vehicle Infrastructure (NEVI) grant opportunities in accordance with the respective terms of the NEVI program in order to validly secure and obtain awarded funding and win additional NEVI grant opportunities; our reliance on contract manufacturers, including those located outside the United States, may result in supply chain interruptions, delays and expense increases which may adversely affect our sales, revenue and gross margins; our ability to expand our operations and market share in Europe; the need to attract additional fleet operators as customers; potential adverse effects on our revenue and gross margins due to delays and costs associated with new product introductions, inventory obsolescence, component shortages and related expense increases; adverse impact to our revenues and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition; risks related to our dependence on our intellectual property; and the risk that our technology could have undetected defects or errors. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2024, which is available on our website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.
Use of Non-GAAP Financial Measures
ChargePoint has provided financial information in this press release that has not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). ChargePoint uses these non-GAAP financial measures internally in analyzing its financial results. ChargePoint believes that the use of these non-GAAP financial measures is useful to investors to evaluate ongoing operating results and trends and believes they provide meaningful supplemental information to investors regarding ChargePoint’s underlying operating performance because they exclude items the Company believes are unrelated to, and may not be indicative of, its core operating results.
The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with ChargePoint’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of ChargePoint’s historical non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.
Non-GAAP Gross Profit (Gross Margin). ChargePoint defines non-GAAP gross profit as gross profit excluding stock-based compensation expense and amortization expense of acquired intangible assets. Non-GAAP gross margin is non-GAAP gross profit as a percentage of revenue.
Non-GAAP Cost of Revenue and Operating Expenses (includes Non-GAAP research and development, Non-GAAP sales and marketing and Non-GAAP general and administrative). ChargePoint defines non-GAAP cost of revenue and operating expenses as cost of revenue and operating expenses excluding stock-based compensation expense, restructuring costs for severances and employment-related termination costs, amortization expense of acquired intangible assets, non-cash charges related to tax liabilities and litigation settlements, including associated non-recurring legal expenses.

Non-GAAP Net Loss. ChargePoint defines non-GAAP net loss as net loss excluding stock-based compensation expense, restructuring costs for severances and employment-related termination costs, amortization expense of acquired intangible assets, non-cash charges related to tax liabilities and litigation settlements, including associated non-recurring legal expenses. These amounts reflect the impact of any related tax effects. Non-GAAP pre-tax net loss is non-GAAP net loss adjusted for provision for income taxes.
Non-GAAP Adjusted EBITDA Loss. ChargePoint defines non-GAAP adjusted EBITDA loss as net loss excluding stock-based compensation expense, restructuring costs for severances and employment-related termination costs, amortization expense of acquired intangible assets, non-cash charges related to tax liabilities and litigation settlements, including associated non-recurring legal expenses, and further adjusted for provision of income taxes, depreciation, interest income and expense, and other income and expense (net).
Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures to analyze financial results and trends. In particular, many of the adjustments to ChargePoint’s GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in its financial results for the foreseeable future, such as stock-based compensation, which is an important part of ChargePoint’s employees’ compensation and impacts hiring, retention and performance. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that ChargePoint excludes in its calculation of non-GAAP financial measures may differ from the components that other companies exclude when they report their non-GAAP results. In the future, ChargePoint may also exclude other expenses it determines do not reflect the performance of ChargePoint’s operating results.
CHPT-IR
Contacts
Investor Relations
Patrick Hamer
Vice President, Capital Markets and Investor Relations
Patrick.Hamer@chargepoint.com
investors@chargepoint.com
Press
John Paolo Canton
Vice President, Communications
JP.Canton@chargepoint.com

AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2024	2023	2024	2023
Revenue
Networked charging systems	$64,146	$114,574	$129,520	$212,894
Subscriptions	36,191	30,011	69,636	56,376
Other	8,202	5,909	16,426	11,253
Total revenue	108,539	150,494	215,582	280,523
Cost of revenue
Networked charging systems	59,234	126,961	120,300	207,883
Subscriptions	18,558	18,692	36,300	33,497
Other	5,162	3,716	9,787	7,483
Total cost of revenue	82,954	149,369	166,387	248,863
Gross profit	25,585	1,125	49,195	31,660
Operating expenses
Research and development	36,510	59,642	72,562	109,039
Sales and marketing	36,699	39,671	71,698	76,711
General and administrative	15,122	25,144	34,819	49,164
Total operating expenses	88,331	124,457	179,079	234,914
Loss from operations	(62,746)	(123,332)	(129,884)	(203,254)
Interest income	2,118	1,840	5,326	4,300
Interest expense	(6,560)	(2,926)	(13,171)	(5,853)
Other income (expense), net	(38)	68	(888)	642
Net loss before income taxes	(67,226)	(124,350)	(138,617)	(204,165)
Provision for income taxes	1,648	905	2,056	478
Net loss	$(68,874)	$(125,255)	$(140,673)	$(204,643)
Net loss per share, basic and diluted	$(0.16)	$(0.35)	$(0.33)	$(0.58)
Weighted average shares outstanding, basic and diluted	427,532,688	355,876,807	425,434,765	353,008,473

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	July 31, 2024	January 31, 2024
Assets
Current assets:
Cash and cash equivalents	$243,263	$327,410
Restricted cash	400	30,400
Accounts receivable, net	111,480	124,049
Inventories	228,519	198,580
Prepaid expenses and other current assets	69,249	62,244
Total current assets	652,911	742,683
Property and equipment, net	39,306	42,446
Intangible assets, net	74,490	80,555
Operating lease right-of-use assets	15,604	15,362
Goodwill	213,757	213,750
Other assets	7,709	8,567
Total assets	$1,003,777	$1,103,363
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$71,441	$71,081
Accrued and other current liabilities	146,679	159,104
Deferred revenue	102,863	99,968
Total current liabilities	320,983	330,153
Deferred revenue, noncurrent	135,690	131,471
Debt, noncurrent	285,675	283,704
Operating lease liabilities	17,102	17,350
Deferred tax liabilities	11,933	11,252
Other long-term liabilities	1,504	1,757
Total liabilities	772,887	775,687
Stockholders' equity:
Common stock	43	42
Additional paid-in capital	2,001,845	1,957,932
Accumulated other comprehensive loss	(15,953)	(15,926)
Accumulated deficit	(1,755,045)	(1,614,372)
Total stockholders' equity	230,890	327,676
Total liabilities and stockholders' equity	$1,003,777	$1,103,363

ChargePoint Holdings, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended July 31,
	2024	2023
Cash flows from operating activities
Net loss	$(140,673)	$(204,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,896	14,018
Non-cash operating lease cost	1,863	2,199
Stock-based compensation	40,369	59,063
Amortization of deferred contract acquisition costs	1,578	1,380
Inventory impairment	—	28,000
Reserves and other	12,683	5,026
Changes in operating assets and liabilities:
Accounts receivable, net	7,636	(40,562)
Inventories	(28,429)	(97,906)
Prepaid expenses and other assets	(8,160)	(12,365)
Accounts payable, operating lease liabilities, and accrued and other liabilities	(22,624)	33,957
Deferred revenue	7,155	21,231
Net cash used in operating activities	(113,706)	(190,602)
Cash flows from investing activities
Purchases of property and equipment	(7,301)	(9,877)
Maturities of investments	—	105,000
Net cash provided by (used in) investing activities	(7,301)	95,123
Cash flows from financing activities
Debt issuance costs related to the revolving credit facility	—	(2,265)
Proceeds from the issuance of common stock under employee equity plans, net of tax withholding	4,548	6,212
Proceeds from issuance of common stock in connection with ATM offerings, net of issuance costs	—	54,799
Change in driver funds and amounts due to customers	2,378	8,839
Settlement of contingent earnout liability	—	(3,537)
Net cash provided by financing activities	6,926	64,048
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(66)	768
Net decrease in cash, cash equivalents, and restricted cash	(114,147)	(30,663)
Cash, cash equivalents, and restricted cash at beginning of period	357,810	294,562
Cash, cash equivalents, and restricted cash at end of period	$243,663	$263,899

ChargePoint Holdings, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Three Months Ended July 31, 2024		Three Months Ended July 31, 2023		Six Months Ended July 31, 2024		Six Months Ended July 31, 2023
Cost of Revenue:
GAAP cost of revenue (as a percentage of revenue)	$82,954	76%	$149,369	99%	$166,387	77%	$248,863	89%
Stock-based compensation expense	(1,526)		(1,938)		(2,610)		(2,933)
Amortization of intangible assets	(764)		(766)		(1,526)		(1,532)
Non-GAAP cost of revenue (as a percentage of revenue)	$80,664	74%	$146,665	97%	$162,251	75%	$244,398	87%

Gross Profit:
GAAP gross profit (gross margin as a percentage of revenue)	$25,585	24%	$1,125	1%	$49,195	23%	$31,660	11%
Stock-based compensation expense	1,526		1,938		2,610		2,933
Amortization of Intangible Assets	764		766		1,526		1,532
Non-GAAP gross profit (gross margin as a percentage of revenue)	$27,875	26%	$3,829	3%	$53,331	25%	$36,125	13%

Operating Expenses:
GAAP research and development (as a percentage of revenue)	$36,510	34%	$59,642	40%	$72,562	34%	$109,039	39%
Stock-based compensation expense	(10,731)		(15,847)		(19,033)		(25,353)
Restructuring costs (1)	—		—		—		1
Non-GAAP research and development (as a percentage of revenue)	$25,779	24%	$43,795	29%	$53,529	25%	$83,687	30%

GAAP sales and marketing (as a percentage of revenue)	$36,699	34%	$39,671	26%	$71,698	33%	$76,711	27%
Stock-based compensation expense	(4,463)		(6,757)		(9,905)		(10,926)
Amortization of intangible assets	(2,264)		(2,273)		(4,525)		(4,545)
Restructuring costs (1)	—		—		—		1
Non-GAAP sales and marketing (as a percentage of revenue)	$29,972	28%	$30,641	20%	$57,268	27%	$61,241	22%

GAAP general and administrative (as a percentage of revenue)	$15,122	14%	$25,144	17%	$34,819	16%	$49,164	18%
Stock-based compensation expense	(2,049)		(10,557)		(8,820)		(19,851)
Other adjustments (2)	(2,392)		(105)		(4,001)		(105)
Non-GAAP general and administrative (as a percentage of revenue)	$10,681	10%	$14,482	10%	$21,998	10%	$29,208	10%

GAAP Operating Expenses (as a percentage of revenue)	$88,331	81%	$124,457	83%	$179,079	83%	$234,914	84%
Stock-based compensation expense	(17,243)		(33,161)		(37,758)		(56,130)
Amortization of intangible assets	(2,264)		(2,273)		(4,525)		(4,545)
Restructuring costs (1)	—		—		—		2
Other adjustments (2)	(2,392)		(105)		(4,001)		(105)
Non-GAAP Operating Expenses (as a percentage of revenue)	$66,432	61%	$88,918	59%	$132,795	62%	$174,136	62%

	Three Months Ended July 31, 2024		Three Months Ended July 31, 2023		Six Months Ended July 31, 2024		Six Months Ended July 31, 2023
Net Loss:
GAAP net loss (as a percentage of revenue)	$(68,874)	(63)%	$(125,255)	(83)%	$(140,673)	(65)%	$(204,643)	(73)%
Stock-based compensation expense	18,769		35,099		40,368		59,063
Amortization of intangible assets	3,028		3,039		6,051		6,077
Restructuring costs (1)	—		—		—		(2)
Other adjustments (2)	2,392		105		4,001		105
Non-GAAP net loss (as a percentage of revenue)	$(44,685)	(41)%	$(87,012)	(58)%	$(90,253)	(42)%	$(139,400)	(50)%
Provision for income taxes	1,648		905		2,056		478
Non-GAAP pre-tax net loss (as a percentage of revenue)	$(43,037)	(40)%	$(86,107)	(57)%	$(88,197)	(41)%	$(138,922)	(50)%
Depreciation	4,423		3,925		8,844		7,941
Interest income	(2,118)		(1,840)		(5,326)		(4,300)
Interest expense	6,560		2,926		13,171		5,853
Other expense (income), net	38		(68)		888		(642)
Non-GAAP Adjusted EBITDA Loss (as a percentage of revenue)	$(34,134)	(31)%	$(81,164)	(54)%	$(70,620)	(33)%	$(130,070)	(46)%

(1)Consists of restructuring costs for severances and employment-related termination costs.
(2)Consists of non-cash charges related to tax liabilities and litigation settlements, including associated non-recurring legal expenses.